Exhibit 10.29
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), and HANSEN MEDICAL, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
     1 ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
          (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
     2.1.2 Equipment Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement, during the Draw Period, Bank shall make advances (each, an “Equipment Advance” and, collectively, “Equipment Advances”) not exceeding the Equipment Line. Equipment Advances may only be used to finance Eligible Equipment purchased within ninety (90) days (determined based upon the applicable invoice date of such Eligible Equipment) before the date of each Equipment Advance, provided that the initial Equipment Advance, to be made on or about the Effective Date, (i) shall be used to repay all Indebtedness of Borrower owing to Bank and GOLD HILL VENTURE LENDING 03, LP pursuant to that certain Loan and Security Agreement with an effective date as of August 5, 2005, and (ii) may be used to finance Eligible Equipment purchased within on or after December 1, 2007. No Equipment Advance may exceed 100% of the total invoice for Eligible Equipment (excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such Eligible Equipment except to the extent such are allowed to be financed pursuant hereto as Other Equipment). No more than 50% of the proceeds of the Equipment Line shall be used to finance Other Equipment. Each Equipment Advance must be in an amount equal to the lesser of One Hundred Thousand Dollars ($100,000) or the amount that has not yet been drawn under the Equipment Line. After repayment, no Equipment Advance may be reborrowed.
          (b) Repayment. Equipment Advances outstanding on the last day of the Draw Period are payable in (i) 42 consecutive equal monthly installments of principal plus (ii) monthly payments of accrued interest, beginning on the first of each month following the last day of the Draw Period and ending on the Equipment Maturity Date. Notwithstanding the foregoing, all unpaid principal and interest on each Equipment Advance shall be due on the applicable Equipment Maturity Date
          (c) Final Payment. On the earlier to occur of the date that Borrower repays all outstanding Equipment Advances or the date that all outstanding Equipment Advances become due, whether by acceleration or otherwise, Borrower will pay Bank the Final Payment.
          (d) Prepayment Upon an Event of Loss. Borrower shall bear the risk of any loss, theft, destruction, or damage of or to the Financed Equipment. If, during the term of this Agreement, any item of

Financed Equipment becomes obsolete or is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason for a period ending beyond the Equipment Maturity Date with respect to such Financed Equipment (an “Event of Loss”), then, within thirty (30) days following such Event of Loss, Borrower shall (i) pay to Bank on account of the Obligations all accrued interest to the date of the prepayment, plus all outstanding principal owing with respect to the Financed Equipment subject to the Event of Loss; or (ii) if no Event of Default has occurred and is continuing, at Borrower’s option, repair or replace any Financed Equipment subject to an Event of Loss provided the repaired or replaced Financed Equipment is of equal or like value to the Financed Equipment subject to an Event of Loss and provided further that Bank has a first priority perfected security interest in such repaired or replaced Financed Equipment. Any partial prepayment of an Equipment Advance paid by Borrower on account of an Event of Loss shall be applied to prepay amounts owing for such Equipment Advance in inverse order of maturity.
          (e) Prepayment. At Borrower’s option, so long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to prepay all, but not less than all, of the Equipment Advances made by Bank under this Agreement, provided Borrower (a) provides written notice to Bank of its election to exercise to prepay all such Equipment Advances at least ten (10) days prior to such prepayment, and (b) pays, on the date of the prepayment (i) all accrued and unpaid interest with respect to the Equipment Advances through the date the prepayment is made; (ii) all unpaid principal with respect to the Equipment Advances; (iii) an amount equal to the Final Payment, (iv) a premium equal to the Make-Whole Premium; and (v) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.
     2.2 Overadvances. If, at any time, the Credit Extensions under Section 2.1.1 exceed the lesser of either (a) the Revolving Line or (b) the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.
     2.3 Payment of Interest on the Credit Extensions.
          (a) Interest Rate.
               (i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to one percentage point (1.00%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f).
               (ii) Equipment Advances. Subject to Section 2.3(b), the principal amount outstanding for each Equipment Advance shall accrue interest at the Basic Rate, such rate to be fixed with respect to each Equipment Advance on the date of that Equipment Advance. Interest shall be payable monthly in accordance with Section 2.3(f).
          (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
          (c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
          (d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
          (e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
          (f) Payments. Unless otherwise provided, interest is payable monthly on the first calendar day of each month. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

     2.4 Fees. Borrower shall pay to Bank:
          (a) Commitment Fee. A fully earned, non-refundable annual commitment fee of $100,000, payable on the Effective Date; and
          (b) Due Diligence Fee. A due diligence fee of $50,000, which Bank previously received from Borrower, such fee to be applied to Bank Expenses incurred in connection with this Agreement and the balance, if any, to be refunded to Borrower; and
          (c) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit by Bank; and
          (d) Late Payment Fee. A late payment fee equal to five percent (5.0%) of any scheduled payment or other amount not paid when due; and
          (e) Make-Whole Premium. The Make-Whole Premium when due pursuant to the terms of Section 2.1.2(d); and
          (f) Final Payment. The Final Payment when due pursuant to the terms of Section 2.1.2(c); and
          (g) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
     3 CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrower shall consent to or shall have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
          (a) duly executed original signatures to the Loan Documents to which it is a party;
          (b) its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the state of its incorporation as of a date no earlier than thirty (30) days prior to the Effective Date;
          (c) duly executed original signatures to the completed Borrowing Resolutions for Borrower;
          (d) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
          (e) the Perfection Certificate(s) executed by Borrower;
          (f) a legal opinion of counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, dated as of the Effective Date as to Borrower’s valid existence and good standing a Delaware corporation and the due authorization and execution of this Agreement, together with the duly executed original signatures thereto;
          (g) the insurance policies and/or endorsements required pursuant to Section 6.5 hereof, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank;
          (h) with respect to the initial Advance under the Revolving Line only, the completion of the Initial Audit with results satisfactory to Bank in its sole and absolute discretion, which shall in any event be completed on or before October 31, 2008;
          (i) duly executed Guaranties by AorTX Inc. and Hansen Medical International, Inc.; and

          (j) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.
     3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:
          (a) except as otherwise provided in Section 3.4(a), timely receipt of an executed Payment/Advance Form;
          (b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) in Bank’s good faith business judgment, there has not been a Material Adverse Change.
     3.3 Covenant to Deliver.
     Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.
     3.4 Procedures for Borrowing.
          (a) Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.
          (b) Equipment Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Equipment Advance set forth in this Agreement, to obtain an Equipment Advance, Borrower must notify Bank (which notice shall be irrevocable) by electronic mail or facsimile no later than 12:00 p.m. Pacific time one (1) Business Day before the proposed Funding Date. The notice shall be a Payment/Advance Form, must be signed by a Responsible Officer or designee, and shall include a copy of the invoice for the Equipment being financed. If Borrower satisfies the conditions of each Equipment Advance, Bank shall disburse such Equipment Advance by transfer to the Designated Deposit Account.
     4 CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

     If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.
     4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of Section 7.2 of this Agreement without Bank’s consent, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.
     5 REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants as follows:
     5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
     The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any material action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b)) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.
     5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Except to the extent permitted in Section 6.6(a), Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein except as set forth in Section 6.6(b). The Eligible Accounts included in the Borrowing Base Certificate are bona fide, existing obligations of the Account Debtors.
     The Collateral is not in the possession of any third party bailee (such as a warehouse) except (a) as otherwise provided in the Perfection Certificate, (b) at Permitted Locations (as defined below) or (c) disclosed to Bank in writing and in accordance with this Section 5.2. None of the components of the Collateral shall be maintained at locations other than: (i) as provided in the Perfection Certificate; (ii) locations where Collateral may be temporarily located for sales, testing or demonstration purposes; (iii) vendor locations where molds and tooling may be kept in the ordinary course of business; (iv) customer locations where spare parts may be kept in the ordinary course of business; (v) locations of contract manufacturers where parts, components, Inventory and Equipment may be located in the ordinary course of business; (vi) spare parts depots where Collateral with a fair market value of less than $100,000 may be located at any one location (provided however, the aggregate fair market value of Collateral at all such locations shall not exceed $1,000,000); (vii) other locations where Collateral with a fair market value of less than $25,000 may be located at any one location (provided however, the aggregate fair market value of Collateral at all such locations shall not exceed $500,000); and (viii) locations as to which Borrower has given Bank notice pursuant to Section 7.2 (the “Permitted Locations”). In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee (other than at a locations where Collateral with a fair market value of less than $500,000 is located), then Borrower will first notify Bank and use its reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank in its reasonable discretion.
     For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
     5.3 Litigation. Except as disclosed to Bank from time to time pursuant to Section 6.2, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries which could reasonably be expected to result in liability of more than Five Hundred Thousand Dollars ($500,000).
     5.4 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
     5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
     5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.
     5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments and Subsidiaries formed or acquired from time to time in connection with acquisitions permitted under Section 7.2..

     5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required federal, and all material foreign, state and local, tax returns and reports, and Borrower has timely paid all foreign, federal and all material foreign, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in any material additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, to purchase Eligible Equipment, and to fund its general business requirements and not for personal, family, household or agricultural purposes.
     5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements, in the light of the circumstances under which they were made, not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
     6 AFFIRMATIVE COVENANTS
     Borrower shall do all of the following:
     6.1 Government Compliance.
          (a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business.
          (b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral.
     6.2 Financial Statements, Reports, Certificates.
          (a) Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion; (iii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt (iv) within forty five (45) days after quarter end, all reports on Form 10-Q (including quarterly balance sheet, report of operating income and cash flow statements) and, within five (5) days of filing, all reports on Form 10-K and 8-K, in each case filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet (Bank shall obtain quarterly and annual audits from public sources, however Borrower shall provide such reports or other information to Bank at any time they are not available to Bank); (iv) a prompt report of any legal actions pending or threatened against Borrower or any of its

Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of Five Hundred Thousand Dollars ($500,000) or more; (v) prompt notice of an event that materially and adversely affects the value of the intellectual property; (vi) annual financial projections approved by the Borrower’s board of directors promptly after approval of the same by Borrower’s board of directors but no later than 45 days after Borrower’s fiscal year end, and (vii) budgets, sales projections, operating plans and other financial information reasonably requested by Bank.
          (b) Within thirty (30) days after the last day of each month, deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, with (i) aged listings of accounts receivable and accounts payable (by invoice date) and (ii) perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment.
          (c) Within thirty (30) days after the last day of each month, deliver to Bank with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.
          (d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense (which amount shall not exceed $3,000 per audit unless an Event of Default has occurred and is continuing, and which audits will not occur more frequently than once every 12 months unless an Event of Default has occurred and is continuing).
     6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects other than Inventory for which adequate reserves have been made in accordance with GAAP. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000).
     6.4 Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all federal, and all material foreign, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.9 hereof) and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any casualty policy shall be payable to Borrower for repair or replacement of the damaged or destroyed property so long as no Event of Default is outstanding; provided, however, that if an Event of Default is outstanding, at Bank’s option, such proceeds may be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.
     6.6 Operating Accounts.
          (a) Maintain its primary operating accounts with Bank or Bank’s Affiliates.
          (b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

     6.7 Financial Covenants. Borrower shall maintain at all times, to be tested as of the last day of each month or quarter as indicated below, the following financial covenants:
          (a) Liquidity. Borrower shall maintain at all times, tested as of the last day of each month, the greater of: (i) Liquidity in an amount greater than one and one half times (1.5X) the Obligations outstanding under this Agreement as of such date; or (ii) Remaining Months Liquidity in an amount greater than six months.
               “Liquidity” means Borrower’s unrestricted cash and Cash Equivalents and marketable securities and short term investments plus the Committed Availability.
               “Net Cash Loss” means for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Net Income plus (a) amortization expense plus (b) depreciation expense plus (c) expenses associated with stock-based compensation and the granting of stock options, plus (d) all non-cash items decreasing Net Income for such period, plus (e) all expenses related to acquisitions permitted under Section 7.3 hereof, all as determined in accordance with GAAP, and calculated on a rolling three-month average basis.
               “Remaining Months Liquidity” means Liquidity divided by monthly Net Cash Loss.
          (b) EBITDA. Beginning March 31, 2009, Borrower shall maintain at all times, measured as of the end of each fiscal quarter thereafter, an EBITDA not less than the amounts agreed upon by Borrower and Bank based on projections approved by Borrower’s board of directors, which projections Borrower shall deliver to Bank within 45 days after the last day of Borrower’s fiscal year end.
     6.8 Protection of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property except where Borrower in the exercise of its business judgment deems it in its best interest not to do so; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent except where Borrower in the exercise of its business judgment deems it in its best interest to do so.
     6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
     6.10 Post Closing Matters.
          (a) Borrower shall use its reasonable efforts to cause the lessor at Borrower’s Mountain View, California headquarters facility to execute a landlord consent in favor of Bank within sixty (60) days after the Effective Date
     6.11 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.
     7 NEGATIVE COVENANTS
     Borrower shall not do any of the following without Bank’s prior written consent:
     7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers.
          (a) of Inventory in the ordinary course of business;
          (b) of worn out, uneeded or obsolete Equipment and Inventory that does not constitute Financed Equipment;
          (c) in connection with Permitted Liens and Permitted Investments;

          (d) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects, such as, by way of example, with respect to field of use or geographic territory, but that do not result, under applicable law, in a sale of all of Borrower’s interest in the property that is the subject of the license;
          (e) Transfers by Subsidiaries to Borrower and Transfers among Subsidiaries;
          (f) Transfers by Borrower to Subsidiaries in the ordinary course of business not in excess of $500,000 in any fiscal year; and
          (g) Other Transfers not otherwise permitted in this Section 7.1, provided that the aggregate book value of all such Transfers does not exceed $500,000 in any fiscal year.
     7.2 Changes in Business, Management, Ownership Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any material line of business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) permit or suffer any Change in Control. Borrower shall not, without prompt notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations are Permitted Locations), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.
     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person without Bank’s consent which will not be unreasonably withheld, conditioned or delayed. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Except for Permitted Liens, (a) create, incur, allow, or suffer any Lien on any of its property including without limitation its intellectual property, (b) assign or convey any right to receive income, including the sale of any Accounts, or (c) permit any of its Subsidiaries to do so, permit any Collateral not to be subject to the first priority security interest granted herein or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s intellectual property, except (a) as is otherwise permitted in Section 7.1 hereof or the definition of “Permitted Lien” herein, and (b) customary restrictions on assignment and encumbrance contained in license agreements permitted hereunder.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6.(b) hereof.
     7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends and make distributions payable solely in capital stock; (iii) Borrower may purchase fractional shares of capital stock arising our of stock dividends, splits or combinations, and (iv) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.
     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for: (a) Permitted Investments in Subsidiaries, and (b) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

     7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.
     7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     8 EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Revolving Line Maturity Date and Equipment Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
     (a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.6, 6.7 or violates any covenant in Section 7; or
     (b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     8.3 Material Adverse Change. An event occurs or condition exists that Bank believes in its good faith business judgment is a Material Adverse Change, and after meeting with and discussing the circumstances with Borrower, Bank continues to believe in its good faith business judgment that a Material Adverse Change has occurred and so advises Borrower in writing (provided that no such meeting shall be required if Borrower is not available to meet with Bank or there are exigent circumstances such that it is unreasonable to wait for any such meeting);
     8.4 Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver; (b) the service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate; (c) Borrower is enjoined, restrained, or prevented by court order from conducting any material part of its business; or (d) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under clauses (a) through (d) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period;

     8.5 Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.6 Other Agreements. There is a default in any agreement to which Borrower or any Material Subsidiary is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that could reasonably be expected to have a material adverse effect on Borrower’s business; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (a) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (b) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (c) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Bank be materially less advantageous to Borrower;
     8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);
     8.8 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor that is a Material Subsidiary does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Material Subsidiary; or
     8.9 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made.
     9 BANK’S RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
          (b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
          (c) demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
          (d) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;
          (e) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
          (f) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;
          (g) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
          (h) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (i) demand and receive possession of Borrower’s Books; and
          (j) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
     9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

     9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
     10 NOTICES
     All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	HANSEN MEDICAL, INC.
380 North Bernardo Avenue
Mountain View, CA 94043
Attention: Steve Van Dick
Fax: 650-404-5901
Email: steve_vandick@hansenmedical.com

If to Bank:	SILICON VALLEY BANK
2400 Hanover Street
Palo Alto, CA 94304
Attn: Jason Hughes
Fax:
Email: jhughes@svb.com
     11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
     California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
     12 GENERAL PROVISIONS
     12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.
     12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.5 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

     12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     12.8 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates in connection with their business with Borrower; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain, through no fault of Bank, after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
     12.9 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
     13 DEFINITIONS
     13.1 Definitions. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
     “Advance” or “Advances” means an advance (or advances) under the Revolving Line.
     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agreement” is defined in the preamble hereof.
     “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, and minus (c) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).
     “Bank” is defined in the preamble hereof.
     “Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
     “Bankruptcy-Related Defaults” is defined in Section 9.1.

     “Basic Rate” is the per annum rate of interest (based on a year of 360 days) equal to the sum of (a) U.S. Treasury note yield to maturity for a term equal to the Treasury Note Maturity as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” on the Funding Date, plus (b) the Loan Margin. (In the event Release H.15 is no longer published, Bank shall select a comparable publication to determine the U.S. Treasury note yield to maturity.)
     “Borrower” is defined in the preamble hereof
     “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Base” means 80% of net Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate. After Borrower and Bank have determined the covenants to apply under Section 6.7(b), Borrowing Base shall mean (a) 80% of net Eligible Accounts plus (b) the lesser of 50% of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or $5,000,000, provided that the outstanding principal amount of Advances based on Eligible Inventory may not exceed 50% of the sum of (a) plus (b) above, provided that the outstanding principal amount of Advances based on Eligible Inventory may not exceed 50% of the sum of (a) plus (b) above. In each case, such calculation shall be as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, further, that Bank may decrease the foregoing amount and percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.
     “Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.
     “Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit D and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary or other officer on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
     “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
     “Cash Management Services” is defined in Section 2.1.4.
     “Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing fifty-one percent (51%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved or ratified by a vote of a majority of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved or ratified) cease for any reason other than death or disability to constitute a majority of the directors then in office.

     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
     “Committed Availability” means, as the date of determination, an amount equal to the sum of the Revolving Line minus all outstanding Advances under the Revolving Line.
     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
     “Communication” is defined in Section 10.
     “Company Report” means each registration statement, report, notification, proxy statement or information statement filed or furnished by Borrower with the Securities and Exchange Commission, including Borrower’s annual reports on Form 10-K, and Borrower’s reports on Form 10-Q and Form 8-K (in each case including exhibits, annexes and any amendments thereto).
     “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit E.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
     “Credit Extension” is any Advance, Equipment Advance, Letter of Credit, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.
     “Default Rate” is defined in Section 2.3(b).
     “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
     “Designated Deposit Account” is Borrower’s deposit account, account number                     , maintained with Bank.

     “Dollars,” “dollars” and “$” each mean lawful money of the United States.
     “Draw Period” is the period of time from the Effective Date through the earlier to occur of (a) March 31, 2009, or (b) an Event of Default.
     “EBITDA” shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Net Income, plus (a) Interest Expense, plus (b) depreciation expense, plus (c) amortization expense, plus (d) the provision for taxes, plus (e) expenses associated with stock-based compensation and the granting of stock options, plus (f) all expenses related to acquisitions permitted under Section 7.3 hereof, all as determined in accordance with GAAP.
     “Effective Date” is August 25, 2008.
     “Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right, in its good faith judgment, at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:
     (a) Accounts for which the Account Debtor has not been invoiced;
     (b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;
     (c) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
     (d) Accounts with credit balances over ninety (90) days from invoice date;
     (e) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;
     (f) Accounts owing from an Account Debtor which does not have its principal place of business in the United States except for Eligible Foreign Accounts;
     (g) Accounts owing from an Account Debtor which is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
     (h) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;
     (i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed,” “sale or return,” “sale on approval,” “bill and hold,” or other terms if Account Debtor’s payment may be conditional;
     (j) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
     (k) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
     (l) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue); and
     (m) Accounts for which Bank in its good faith business judgment determines collection to be doubtful.

     “Eligible Equipment” is the following to the extent it complies with all of Borrower’s representations and warranties to Bank, is acceptable to Bank in all respects, is located at Borrower’s principal place of business or such other location of which Bank has approved in writing, and is subject to a first priority Lien in favor of Bank: (a) new and used laboratory equipment, computer equipment, office equipment and furnishings, subject to the limitations set forth herein, and (b) Other Equipment.
     “Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States but are otherwise Eligible Accounts that are (a) covered by credit insurance satisfactory to Bank, less any deductible; (b) supported by letter(s) of credit acceptable to Bank; or (c) that Bank approves in writing.
     “Eligible Inventory” means, at any time, the aggregate of Borrower’s Inventory that (a) consists of finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is not subject to any Liens, except Permitted Liens and the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; (e) is located at the locations identified by Borrower in the Perfection Certificate where it maintains Inventory (or any Permitted Location); and (f) is otherwise acceptable to Bank in its good faith business judgment.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “Equipment Advance” is defined in Section 2.1.2(a).
     “Equipment Line” is an Equipment Advance or Equipment Advances in an aggregate principal amount of up to Fifteen Million Dollars ($15,000,000).
     “Equipment Maturity Date” is September 1, 2012.
     “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 8.
     “Event of Loss” is defined in Section 2.1.2(c).
     “Final Payment” means six percent (6%) of the aggregate amount of all Equipment Advances.
     “Financed Equipment” is all present and future Eligible Equipment in which Borrower has any interest which is financed by an Equipment Advance.
     “Foreign Currency” means lawful money of a country other than the United States.
     “Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
     “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
     “Guarantor” is any present or future guarantor of the Obligations.
     “Guaranty” is an Unconditional Guaranty signed by a Guarantor.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
     “Initial Audit” is Bank’s inspection of the Collateral including Borrower’s Accounts and Borrower’s Books.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Interest Expense” means for any period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
     “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
     “Letter of Credit Application” is defined in Section 2.1.2(a).
     “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).
     “Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
     “Loan Amount” in respect of each Equipment Advance is the original principal amount of such Equipment Advance.
     “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
     “Loan Margin” is three and one half percent (3.50%).
     “Make-Whole Premium” is an amount equal to 3% of the outstanding Equipment Advances if the prepayment is made on or before the first anniversary of the date hereof; 2% of the outstanding Equipment Advances if the prepayment is made on or after the first anniversary hereof but before the second anniversary hereof; 1% of outstanding Equipment Advances if the prepayment is made on or after the second anniversary hereof but before the Equipment Maturity Date.
     “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
     “Material Subsidiary” means any Subsidiary that accounts for at least 5% of Borrower’s assets on a consolidated basis, or at least 5% of Borrower’s revenue on a consolidated basis in the fiscal quarter in which the measurement is taken.
     “Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period, but excluding, in any event, any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses.
     “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.
     “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
     “Other Equipment” is leasehold improvements, computer software and software licenses and soft costs approved by Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses.
     “Payment/Advance Form” is that certain form attached hereto as Exhibit B.
     “Perfection Certificate” is defined in Section 5.1.
     “Permitted Indebtedness” is:
     (a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
     (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
     (c) Subordinated Debt;
     (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
     (e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

     (f) Indebtedness of up to Five Hundred Thousand Dollars ($500,000) secured by Permitted Liens;
     (g) guaranties of Permitted Indebtedness;
     (h) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;
     (i) Indebtedness between Borrower and any of its Subsidiaries or among any of Borrower’s Subsidiaries, in each case corresponding to a Permitted Investment;
     (j) other Indebtedness in an aggregate outstanding amount not to exceed $500,000 at any time; and
     (k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (j) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
     “Permitted Investments” are:
     (a) Investments shown on the Perfection Certificate and existing on the Effective Date;
     (b) (i) Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank (which approval shall not be unreasonably withheld, conditioned or delayed);
     (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
     (d) Investments consisting of deposit and securities accounts in which Bank has a perfected security interest, except as provided in the last sentence of Section 6.6(b);
     (e) Investments accepted in connection with Transfers permitted by Section 7.1;
     (f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Two Million Dollars ($2,000,000) in the aggregate in any fiscal year;
     (g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;
     (h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and
     (i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary.
     (j) Other Investments not otherwise permitted by Section 7.6 not exceeding $500,000 in the aggregate outstanding at any time; and
     (k) other Investments in joint ventures, strategic alliances, licensing and similar arrangements customary in Borrower’s industry; provided that such Investments do not require Borrower or Subsidiary to transfer assets with a value in excess of $500,000 in any fiscal year
     “Permitted Liens” are:
     (a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
     (c) purchase money Liens (including with respect to capital leases) (i) on Equipment (other than Financed Equipment) acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate amount outstanding, or (ii) existing on Equipment (other than Financed Equipment) when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
     (d) Liens of carriers, warehousemen, materialmen, machine shops, suppliers, landlords or other Persons that are either possessory in nature or imposed by law and, in any event, arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings;
     (e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) Liens arising from the filing of financing statements in connection with operating leases;
     (h) Liens on cash collateral securing reimbursement obligations to Bank under letters of credit;
     (i) Liens on assets acquired in any Investment not prohibited hereunder to the extent such Liens were in existence at the time of acquisition and not incurred in anticipation thereof;
     (j) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
     (k) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business;
     (l) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects, such as, by way of example, with respect to field of use or geographic territory, but that do not result, under applicable law, in a sale of all of Borrower’s interest in the property that is the subject of the license;
     (m) other licenses permitted under Section 7.1 of this Agreement;
     (n) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
     (o) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;
     (p) Liens on insurance proceeds securing the payment of financed insurance premiums;
     (q) Liens on earnest money deposits required under a letter of intent or purchase agreement in connection with acquisitions and other transactions otherwise permitted hereunder;
     (r) Liens on assets representing part of the proceeds of a sale or other disposition of property otherwise permitted hereunder, to secure post closing obligations to the buyer in connection with such sale or other disposition;

     (s) Liens consisting of pledges of cash, cash equivalents or government securities to secure swap or foreign exchange contracts or letters of credit; and
     (t) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts, except as provided in Section 6.6(b) hereof..
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made
     “Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Senior Vice President- Business Development, Vice President- Finance and Administration, Secretary and Corporate Controller of Borrower.
     “Revolving Line” is an Advance or Advances in an amount equal to Ten Million Dollars ($10,000,000).
     “Revolving Line Maturity Date” is August 25, 2009.
     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
     “Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
     “Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.
     “Transfer” is defined in Section 7.1.
     “Treasury Note Maturity” is thirty six (36) months.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

HANSEN MEDICAL, INC.

By	/s/ Steve Van Dick
Name:	Steve Van Dick
Title:	CFO

BANK:

SILICON VALLEY BANK

By	/s/ Jason Hughes
Name:	Jason Hughes
Title:	VP

Effective Date: August 25, 2008

EXHIBIT A
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all Pledged CDs, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
     Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired:: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b)(i) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, (ii) any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, (iii) trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, (iv) know-how, operating manuals, trade secret rights, rights to unpatented inventions, any intellectual property rights in computer software, (v) licenses and license rights relating to the foregoing, and (vi) any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing, and (c) property subject to a lien described in clause (c) of the definition of Permitted Lien in the Loan and Security Agreement by and between Bank and Debtor dated as of August 25, 2008 (the “Loan Agreement”) in which the granting of a security interest therein is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral
     Except as permitted in the Loan Agreement, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

EXHIBIT B
Loan Payment/Advance Request Form
Deadline for same day processing is Noon Pacific Time

Fax To:	Date:

LOAN PAYMENT:
HANSEN MEDICAL, INC.

From Account #	To Account #

(Deposit Account #)	(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:

Print Name/Title:

Loan Advance:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #

(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

Print Name/Title:

Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, Pacific Time.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

EXHIBIT C
BORROWING BASE CERTIFICATE
Borrower: HANSEN MEDICAL, INC.
Lender: Silicon Valley Bank
Commitment Amount: $10,000,000

ACCOUNTS RECEIVABLE
1. Accounts Receivable (invoiced) Book Value as of	$
2. Additions (please explain on reverse)	$
3. TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Un-invoiced Accounts	$
5. Amounts over 90 days due	$
6. Balance of 50% over 90 day accounts	$
7. Credit balances over 90 days	$
8. Concentration Limits	$
9. Foreign Accounts	$
10. Governmental Accounts	$
11. Contra Accounts	$
12. Promotion or Demo Accounts	$
13. Intercompany/Employee Accounts	$
14. Disputed Accounts	$
15. Deferred Revenue	$
16. Other (please explain on reverse)	$
17. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
18. Eligible Accounts (#3 minus #17)	$
19. ELIGIBLE AMOUNT OF ACCOUNTS ( 80% of #18)	$

20. [Reserved — to be revised in 2009 if certain conditions met under Section 6.9(b) of the Loan Agreement]
21.

BALANCES
22. Maximum Loan Amount		$10,000,000
23. Total Funds Available [Lesser of #19 or #22]	$
24. Present balance owing on Line of Credit	$
25. Outstanding under Sublimits	$
26. RESERVE POSITION (#23 minus #24 and #25)	$
The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY

Received by:
authorized signer

COMMENTS:		Date:
Verified:
By:			authorized signer

Authorized Signer
Date:

Date:		Compliance Status: Yes No

EXHIBIT D
BORROWING RESOLUTIONS
CORPORATE BORROWING CERTIFICATE

Borrower:	HANSEN MEDICAL, INC.	Date: August 25, 2008
Bank:	Silicon Valley Bank
          I hereby certify as follows, as of the date set forth above:
1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.
2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of
.
[print name of state]
3. Attached hereto are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.
4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.
Resolved, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Authorized to
Add or Remove
Name	Title	Signature	Signatories

☐

☐

☐

☐

Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.
Resolved Further, that such individuals may, on behalf of Borrower:
Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).
Execute Loan Documents. Execute any loan documents Bank requires.
Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.
Letters of Credit. Apply for letters of credit from Bank.
Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.
Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.
Resolved Further, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.
5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:
Name:
Title:

          *** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the		of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.
[print title]

By:
Name:
Title:

EXHIBIT E
COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:
FROM: HANSEN MEDICAL, INC.
     The undersigned authorized officer of HANSEN MEDICAL, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required federal (and all material foreign, state and local) tax returns and reports, and Borrower has timely paid all federal (and all material foreign, state and local ) taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes, and subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No
10-K and 8-K	Within 5 days after filing with SEC	Yes No
10-Q	Quarterly, within 45 days	Yes No
Borrowing Base Certificate A/R & A/P Agings	Monthly within 30 days	Yes No

Financial Covenant	Required	Actual	Complies
Liquidity	See Below*		Yes No
Net EBITDA Loss	See Below**		Yes No

*	Borrower shall maintain at all times, tested as of the last day of each month, the greater of: (i) Liquidity in an amount greater than one and one half times (1.5X) the Obligations; or (ii) Remaining Months Liquidity in an amount greater than six months. “Liquidity” means Borrower’s unrestricted cash and Cash Equivalents and marketable securities and short term investments plus the Committed Availability. “Net EBITDA Loss” means Net Income plus amortization plus depreciation plus stock based compensation/option expensing, calculated on a rolling three month average basis. “Remaining Months Liquidity” means Liquidity divided by monthly Net EBITDA Loss.

**	Borrower shall maintain at all times, measured as of the end of each fiscal quarter beginning the quarter ending March 31, 2009, a Net EBITDA Loss, as determined by Bank after receipt of Borrower’s board approved projections delivered to Bank by Borrower in accordance with Section 6.2(a)(vi).

     The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

HANSEN MEDICAL, INC.	BANK USE ONLY

By:	Received by:

Name:		authorized signer

Title:	Date:

Verified:

authorized signer
Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
Dated:
In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.
I. Liquidity (Section 6.7(a))
     Required: the greater of: (i) Liquidity in an amount greater than one and one half times (1.5X) the Obligations; or (ii) Remaining Months Liquidity in an amount greater than six months. “Liquidity” means Borrower’s unrestricted cash and Cash Equivalents and marketable securities and short term investments plus the Committed Availability. “Net EBITDA Loss” means Net Income plus amortization plus depreciation plus stock based compensation/option expensing, calculated on a rolling three month average basis. “Remaining Months Liquidity” means Liquidity divided by monthly Net EBITDA Loss.
Actual:

A.	Aggregate value of the unrestricted cash and cash equivalents of Borrower and marketable securities and short term investments	$
B.	Aggregate value of the Committed Availability	$

C.	Aggregate value of the Obligations multiplied by 1.5	$

D.	Net Income plus amortization plus depreciation plus stock based compensation/option expensing, calculated on a rolling three month average basis	$

E.	The sum of lines A and B	$

F.	The sum of lines A and B, divided by D	$
Borrower must comply with the greater of: (i) Line F must be greater than six months; or (ii) line E must be greater than line C.
II. Net EBITDA Loss (Section 6.7(b))
          (b) Net EBITDA Loss. Borrower shall maintain at all times, measured as of the end of each fiscal quarter during the following periods, a Net EBITDA Loss no greater than the following:

Period	Maximum Net EBITDA Loss	Actual Net EBITDA Loss
Permitted

2009 and after	As determined by Bank after receipt of Borrower’s board approved projections delivered to Bank by Borrower in accordance with Section 6.2(a)(vi)	Is actual Net EBITDA Loss greater than )? if No, in compliance if Yes, not in compliance